10f-3 Report

SALOMON BROTHERS INVESTMENT SERIES FUNDS

ALL CAP VALUE FUND

January 1, 2005 through June 30, 2005



Issuer

Lazard Ltd.

Trade Date

5/4/2005

Selling Dealer

Goldman Sachs

Price

$25.000

Trade Amount

$800.00

% Received by Fund

0.002%

% of Issue(1)

1.463%(A)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $499,200.